UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 25, 2015

Molycorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34827	27-2301797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 843-8040

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.	Bankruptcy or Receivership.
On June 25, 2015, the Molycorp, Inc. (the “Company”), certain of its direct and indirect wholly owned domestic subsidiaries and certain of its foreign subsidiaries in Canada, Barbados and Luxembourg (collectively with the Company, the “Debtors”) each commenced a case (collectively, the “Chapter 11 Cases”) by filing a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”). The Debtors are continuing in possession of their properties and are managing their businesses, as debtors in possession, in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. The Company’s operating subsidiaries in Hong Kong, China, Thailand, Japan, Korea, Germany, United Kingdom, Estonia and Singapore, and the Company's subsidiary in Sri Lanka, are not Debtors under the Chapter 11 Cases. In addition, the Company’s majority owned joint venture in Quapaw, Oklahoma, is not a Debtor under the Chapter 11 Cases. The case is styled In re Molycorp, Inc., et al, U.S. Bankruptcy Court, District of Delaware, Case No. 15-11357.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The commencement of the Chapter 11 Cases described in Item 1.03 above constitutes an event of default that accelerated the Company’s obligations under the following debt instruments (collectively, the “Debt Documents”):

•
Indenture, dated as of June 15, 2011, between the Company and Wells Fargo Bank, National Association, as trustee, governing $206,505,000 outstanding aggregate principal amount of the Company’s 3.25% Convertible Senior Notes due 2016;

•
Indenture, dated as of May 25, 2012 (the “10% Notes”), among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, governing $650,000,000 outstanding aggregate principal amount of the Company’s 10% Senior Secured Notes due 2020;

•
First Supplemental Indenture, dated as of August 22, 2012, between the Company and Wells Fargo Bank, National Association, as trustee, to the Indenture, dated as of August 22, 2012 (the “August 2012 Indenture”), between the Company, as issuer, and Wells Fargo Bank, National Association, as trustee, governing $382,986,000 outstanding aggregate principal amount of the Company’s 6.00% Convertible Senior Notes due 2017;

•
Second Supplemental Indenture, dated as of January 30, 2013, between the Company and Wells Fargo Bank, National Association, as trustee, to the August 2012 Indenture, governing $148,939,000 outstanding aggregate principal amount of the Company’s 5.50% Convertible Senior Notes due 2018;

•
Indenture, dated as of June 2, 2011, between Neo Material Technologies Inc. and Computershare Trust Company of Canada, as trustee, and the Indenture, dated as of June 11, 2012, between Molycorp, Inc. and Computershare Trust Company of Canada, as trustee, governing $1,745,000 outstanding aggregate principal amount of the Company’s 5.00% Debentures due 2017;

•
Credit Agreement, dated September 11, 2014, related to $50,167,000 (plus accrued interest that is paid in kind (PIK)) outstanding aggregate principal amount of term loans, by and among Molycorp, Inc., the lenders party thereto and OCM MLYCo CTB Ltd., as administrative agent and as first priority collateral agent, as amended;

•
Credit Agreement, dated September 11, 2014, related to a $60,000,000 (plus accrued interest that is paid in kind (PIK)) outstanding aggregate principal amount of term loans, by and among Magnequench, Inc., the lenders party thereto and OCM MLYCo CTB Ltd., as administrative agent and as first priority collateral agent, as amended; and

•
Equipment Lease Agreement, dated as of September 11, 2014, related to an equipment financing arrangement having an outstanding aggregate principal amount at March 31, 2015, of $143,689,000, between Molycorp Minerals, as lessee, and OCM MLYCo CTB Ltd, as lessor.

The Debt Documents provide that as a result of the commencement of the Chapter 11 Cases the principal and accrued interest due thereunder is immediately due and payable. Any efforts to enforce such payment obligations under the Debt Documents are automatically stayed as a result of the commencement of the Chapter 11 Cases and the holders’ rights of enforcement in respect of the Debt Documents are subject to the applicable provisions of the Bankruptcy Code.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On June 25, 2015, the Company received a notice from the New York Stock Exchange (the “NYSE”) advising the Company that the NYSE, pursuant to Section 802.01D of the NYSE Listed Company Manual, will seek to delist the Company’s common stock from trading on the NYSE in light of the commencement of the Chapter 11 Cases. Trading of the Company’s common stock on the NYSE was suspended from trading on June 25, 2015. Unless the Company requests an appeal of this determination, the NYSE will remove the Company’s common stock from listing and registration on the NYSE. The Company does not plan to appeal the NYSE decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLYCORP, INC.

	By:	/s/ Michael F. Doolan
		Name:	Michael F. Doolan
		Title:	Executive Vice President and Chief Financial Officer

Date: June 30, 2015